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                                                                   EXHIBIT 2.3


                              SECOND AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


                 SECOND AMENDMENT, dated as of November 14, 1997, to that certain Stock Purchase Agreement, dated as of November 20, 1996, by and among Ameritech Services, Inc., a Delaware corporation ("Ameritech"), Bell Atlantic NSI Holdings, Inc., a Delaware corporation ("Bell Atlantic"), BellSouth Telecommunications, Inc., a Georgia corporation ("BellSouth"), Pacific Bell, a California corporation ("Pacific Bell"), Southwestern Bell Telephone Company, a Missouri corporation ("Southwestern Bell"), Telesector Resources Group, Inc., a Delaware corporation ("Telesector") and U S WEST Communications, Inc., a Colorado corporation ("U S WEST" and, together with Ameritech, Bell Atlantic, BellSouth, Pacific Bell, Southwestern Bell and Telesector, the "Sellers", and each, individually, a "Seller"), Bell Communications Research, Inc., a Delaware corporation (the "Company") and Science Applications International Corporation, a Delaware corporation ("Purchaser"), as amended by Consent and First Amendment to Stock Purchase Agreement, dated as of April 20, 1997 (as so amended, the "Agreement"). Capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement.

                              W I T N E S S E T H:

                 WHEREAS, pursuant to Section 8.1 of the Agreement, the Closing shall take place on the fifth business day following the date on which each of the conditions specified in Article VII of the Agreement has been fulfilled (or waived by the party or parties entitled to waive such condition); and

                 WHEREAS, pursuant to Section 2.3 of the Agreement, Purchaser is required to pay to Sellers the Positive Adjustment Amount (defined as the amount, if any, by which the sum of Interim Period Net Income and Interim Period Capital Contributions exceeds the Interim Period Dividends), and Sellers are required to pay to Purchaser the Negative Adjustment Amount (defined as the amount, if any, by which Interim Period Dividends exceed the sum of Interim Period Net Income and Interim Period Capital Contributions); and

                 WHEREAS, pursuant to Section 12.1(b) of the Agreement, as used in the Agreement (i) the term "Interim Period Net Income" means the net income of the Company and its Subsidiaries for the Interim Period, (ii) the term "Interim Period Capital Contributions" means the aggregate amount contributed by Sellers to the capital of the Company (and not taken into account in computing Interim Period Net
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Income) during the Interim Period, and (iii) the term "Interim Period
Dividends" means the aggregate amount of dividends paid by the Company to Sellers during the Interim Period (excluding any distribution of transfer of Excluded Assets to Sellers or their designees); and

                 WHEREAS, pursuant to Section 12.1(b), the term "Interim Period", as used in the Agreement, is defined to mean the period beginning July 1, 1996 and ending at the close of business on the Closing Date; and

                 WHEREAS, pursuant to Section 2.2 of the Agreement, on the Closing Date Purchaser is required to pay to each Seller an amount equal to one-seventh of the Base Purchase Price plus or minus, as the case may be, one-seventh of an amount equal to Seller's good faith estimate of the Positive Adjustment Amount or the Negative Adjustment Amount; and

                 WHEREAS, the Closing Date is the date hereof; and

                 WHEREAS, the parties desire to amend certain terms of the Agreement, as hereinafter set forth;

                 NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                 1.  Closing Date.

                 (a) The parties hereby agree that the matters described in that certain letter, dated November 5, 1997, from William A. Roper to John Gamba have been resolved as a result of the execution and delivery of this Second Amendment.

                 (b) The first sentence of Section 8.1 of the Agreement is hereby amended to read in its entirety as follows:

                 "The closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 a.m. (New York City time) at the offices of Weil, Gotshal & Manges LLP, New York, New York on November 14, 1997."

                 2. Definition of Interim Period. The definition of "Interim Period" set forth in Section 12.1(b) of the Agreement (and as used in Exhibit B to the Agreement) is hereby amended to read in its entirety as follows:





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                          "Interim Period" means the period beginning July 1,
         1996 and ending at the close of business on October 31, 1997, except that, for purposes of the definition of "Purchaser Change of Control" and paragraph (7) of Exhibit B, the Interim Period shall end at the close of business on the Closing Date.

                 3. Amendment of Certain References to "Closing" and "Closing Date".

                 (a) The first sentence of Section 6.20(c) is hereby amended by deleting therefrom the phrase "the earlier of (i) the Closing Date, and (ii) December 31, 1997" and substituting in lieu thereof the phrase "October 31, 1997".

                 (b) The third sentence of Section 6.20(c) is hereby amended by deleting therefrom the phrase "following the Closing" and substituting in lieu thereof the phrase "following October 31, 1997".

                 (c) The first sentence of Section 10.6 is hereby amended by deleting therefrom the phrase "the Closing Date" and substituting in lieu thereof the phrase "the last day of the Interim Period".

                 (d) The definition of "Allocable Formative/R&I Revenues" set forth in Section 12.1(b) of the Agreement (and as used in Exhibit B to the Agreement) is hereby amended by deleting therefrom the phrase "the Closing Date" and substituting in lieu thereof the phrase "the end of the Formative/R&I Period".

                 (e) The first sentence of paragraph 3(b) of Exhibit B to the Agreement is hereby amended to read in its entirety as follows:

                          "(b) As of October 31, 1997, estimates to complete shall be prepared for all fixed price contracts extending beyond October 31, 1997 other than (i) OS/NS maintenance contracts, (ii) contracts relating to DSMI services, other SMS/800 services, BILL/800 services and SCP Owner/Operator technology, (iii) Bellcore TEC contracts, (iv) NTA contracts, and (v) any contract that does not require aggregate payments to the Company in excess of $1 million (collectively, the "Excluded Contracts"). Appropriate revenue adjustments will be provided as of October 31, 1997 to record such contracts on the percentage-of-completion basis, determined as described in clause (a) above."





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                 (f)  The second sentence of paragraph 6 of Exhibit B to the
Agreement is hereby amended by adding the phrase "prior to the Closing Date" immediately after the phrase "the Company and its Subsidiaries."

                 (g) The first sentence of paragraph 7 of Exhibit B to the Agreement is hereby amended by deleting therefrom the phrase "during the Interim Period" and substituting in lieu thereof the phrase "prior to the Closing Date".

                 (h) Paragraph 8 of Exhibit B to the Agreement is hereby amended by deleting therefrom the phrase "the Closing Date" and substituting in lieu thereof the phrase "October 31, 1997".

                 (i) The first sentence of Paragraph 10(b) of Exhibit B to the Agreement is hereby amended by deleting therefrom the phrase "from the Closing" and substituting in lieu thereof the phrase "from November 1, 1997".

                 4. Purchase Price. (a) The first sentence of Section 2.1 is hereby amended to read in its entirety as follows:

                          "The aggregate purchase price for the Shares shall be
         (a) $646 million minus (b) Net Third Party Indebtedness, minus (c) the Formative Refund Amount, plus (d) an amount equal to $100,000 (the "Daily Amount") multiplied by the number of calendar days from and including November 1, 1997 to and including the Closing Date (the "Base Purchase Price"), subject to adjustment as set forth in Sections
         2.2 and 2.3 hereof (as adjusted, the "Purchase Price")."

                 (b) Section 2.2 is hereby amended by adding at the end thereof the following new sentence:

         "Payment of any amounts pursuant to this Section 2.2 shall not limit or affect, or constitute a waiver of, any rights of any party hereto under Section 2.3."

                 5. "True-Up" Calculation. The parties hereto acknowledge that it is the Company's historical practice to balance revenues and fully distributed cost by accruing in favor of Sellers a credit (which shall be applied, in accordance with the Company's historical practices, against accounts receivable) equal in the aggregate approximately to the amount by which the Company's operating income exceeds the Company's "regulatory income" (as such term customarily is used by the Company). Sellers have advised Purchaser





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that, as of September 30, 1997, the Company's estimate of such "true-up" credit was $115,000,000. Such credit will cease to accrue as of the close of business on October 31, 1997. The parties hereto acknowledge that the actual amount of such liability shall be determined pursuant to Section 2.3 of the Agreement, and that such amount, as finally determined, will be satisfied by the Company in accordance with its historical practices.

                 6. Seller Receivables. (a) As of October 31, 1997, certain of the accounts receivable on the Company's books represented obligations of the Sellers and their Affiliates (the "Seller Receivables"). Each Seller agrees, severally and not jointly, that all such Seller Receivables representing obligations of such Seller and its Affiliates will be paid in full in accordance with their respective terms; provided, however, that the foregoing agreement shall not (i) affect the rights of any Seller or any of its Affiliates to make any bona fide warranty or breach of contract claim or to dispute the accuracy of any invoice or (ii) apply to the CNUM Project (as defined below).

                 (b) Reference is made to the Business Agreement for Corporate-Wide License of Certain Software and Documentation, effective immediately after the Closing (the "CNUM Agreement"), between the Company, Pacific Bell and Southwestern Bell Telephone Company. The parties hereto agree that, notwithstanding anything to the contrary contained in the Agreement, for purposes of calculating Interim Period Net Income and/or the "true up" liability, revenue in the amount of $13.8 million shall be recognized for the CNUM Project (as defined below) and there shall be no bad debt reserve as of October 31, 1997 (or any other date) in respect of Seller Receivable in respect of the project known as "CNUM" (the "CNUM Project"). Notwithstanding any provision of the Agreement or this Second Amendment to the contrary, in no event shall any revenues attributable to any transaction contemplated by the CNUM Agreement constitute "Formative/R&I Revenues" other than revenues constituting the difference between CNUM revenues and CNUM costs (estimated at a net $2.6 million). In addition, the Sellers agree that no such transaction shall impose any obligation on the Company under, or give any rights to any Seller under, Section 9 of the Master Agreement.

                 7. Section 6.3(a). The first sentence of Section 6.3(a) is hereby amended by deleting the reference therein to "Section 6.3 of the Sellers' Disclosure Schedule" and





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substituting in lieu thereof the words "Section 6.3 of the Company Disclosure
Schedule".

                 8. No Distributions. In addition to any restriction set forth in any other provision of the Agreement, and regardless of any matter referred to in the Company Disclosure Schedule or the Company's 1997 Budget, from October 31, 1997 through the date hereof, the Company has not taken any of the actions referred to in Section 6.2(b)(i) of the Agreement.

                 9. Amendment of Closing Documents. The parties hereby agree that all references to the Agreement in the agreements, instruments and other documents delivered by each Seller (or by all Sellers) at the Closing pursuant to Article VII or Article VIII of the Agreement shall be deemed to be a reference to the Agreement as previously amended and as amended hereby.

                 10. Legal Effect. Except as expressly amended and modified hereby, the Agreement shall remain in full force and effect. To the extent any provision of the Agreement is inconsistent with the provisions set forth herein, this Second Amendment shall govern and control.

                 11. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                 12. Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                                       SCIENCE APPLICATIONS INTERNATIONAL
                                       CORPORATION



                                       By: /s/ William A. Roper, Jr.
                                           --------------------------------
                                            Name:  William A. Roper, Jr.
                                            Title: Senior Vice President/
                                            Chief Financial Officer


                                       BELL COMMUNICATIONS RESEARCH, INC.



                                       By: /s/ Rodney L. Everhart
                                           --------------------------------
                                          Name:  Rodney L. Everhart
                                          Title: Senior Vice President


                                       SELLERS:

                                       AMERITECH SERVICES, INC.



                                       By: /s/ Bruce B. Howat
                                           --------------------------------
                                           Name:  Bruce B. Howat
                                           Title: Vice President &
                                           Secretary


                                       BELL ATLANTIC NSI HOLDINGS, INC.



                                       By: /s/ Janet M. Garrity
                                           --------------------------------
                                           Name:  Janet M. Garrity
                                           Title: President & Treasurer





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
                                       BELLSOUTH TELECOMMUNICATIONS, INC.



                                       By: /s/ John R. Gunter
                                           --------------------------------
                                           Name:  John R. Gunter
                                           Title: Vice President - NSP&S


                                       PACIFIC BELL



                                       By: /s/ Edward A. Mueller
                                           --------------------------------
                                           Name:  Edward A. Mueller
                                           Title: President &
                                           Chief Executive Officer


                                       SOUTHWESTERN BELL TELEPHONE
                                       COMPANY



                                       By: /s/ J. C. Eason
                                           --------------------------------
                                           Name:  J. C. Eason
                                           Title: President &
                                           Chief Executive Officer

                                       TELESECTOR RESOURCES GROUP, INC.



                                       By: /s/ Joseph C. Farina
                                           --------------------------------
                                           Name:  Joseph C. Farina
                                           Title: Acting President &
                                           Chief Executive Officer


                                       U S WEST COMMUNICATIONS, INC.



                                       By: /s/ Bud Wonsiewicz
                                           --------------------------------
                                           Name:  Bud Wonsiewicz
                                           Title: VP - AT





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